DEAR SHAREHOLDER,

We are pleased to share our 2015 annual report with you. While the year unfolded differently than anticipated, we were nevertheless pleased to see business improvements in a number of ways as we:

     • realized improved year-over-year constant currency revenue trends throughout the year;
• generated cash ﬂow from operations of over $300 million;
• repurchased more than 5 percent of our shares outstanding;
• began introducing our new ﬂagship products—ageLOC Me® and ageLOC® Youth; and
• increased our quarterly dividend for the 15th consecutive year.

As we look forward to 2016, we are committed to returning to local currency revenue growth. We anticipate that negative foreign currency trends will continue to be a headwind throughout the year and will negatively impact our revenue by approximately 7 percent. But we remain focused on effectively managing issues within our control, including:

     • Executing what we call our "Envision 3.0" strategy and organization reﬁnement;
• Renewing growth in China;
• Successful global launch of ageLOC® Youth and ageLOC Me®;
• Continued research and development of important new products in the pipeline; and
• Digitizing the business.

ENVISION 3.0: BUILDING A GLOBAL ORGANIZATION TO DRIVE LONG-TERM GROWTH
Over the past 31 years, Nu Skin has built a solid foundation of sound business principles and proven products we stand behind. Building on our legacy, in 2015 we began examining all aspects of our strategy, processes, systems, and organization to ensure that we are optimally organized to reach our long-term growth targets. The objective of our Envision 3.0 initiative is to ensure that we are structured to sustain growth and achieve what we believe is our potential to reach our $5 billion and $10 billion revenue goals. The global initiative is designed to ensure that we are focused on the right growth categories, have the right people in the right seats, and are  fully maximizing our  distribution channel to continually appeal to consumers and to empower entrepreneurs. Our team has made great progress on the Envision 3.0 initiative. We expect many of the outcomes of this important project will come to fruition in 2016 as we optimize our organization to better align with our corporate strategy and the direction of the project.

REIGNITING MOMENTUM IN CHINA
As we look at the global landscape, all of the markets in which we operate are important to our future, with many signiﬁcant regions such as Latin America and Europe significantly underpenetrated. We believe China is especially critical to our long-term success, and we see great potential for our business in the world's largest market. In 2015, we continued to suffer the effects of the interruption we faced in 2014, when we voluntarily suspended business meetings and acceptance of applications for new sales representatives for a period of time. Since then, we have been working to re-establish our momentum there and believe that new ageLOC products as well as local sales initiatives will help get us back on a growth trajectory, beginning in 2016.

A CONTINUAL STREAM OF PRODUCT INNOVATION: AGELOC ME® AND AGELOC® YOUTH
Nu Skin is uniquely positioned to address beauty and wellness from both the inside and the outside, going beyond the basics to provide customers a full spectrum of anti-aging solutions as evidenced by the success of our ﬂagship, ageLOC® brand. Since the initial introduction of our ageLOC® line in 2008, it has quickly grossed over $5 billion in sales. In the second half of 2015, we launched two new products, ageLOC Me®, our personalized skin-care system, and ageLOC® Youth, our next-generation nutritional supplement. These products will continue to roll-out globally in 2016. We are building great consumer loyalty for these products and are optimistic about the long-term potential for the ageLOC® brand. In addition to ageLOC®, we are showcasing some of our core skin care and wellness products that have stood the test of time and continue to be sought-after skin care and nutritional solutions. Looking long-term, we are working on a robust pipeline of future products that we anticipate have great potential and continue the steady stream of innovation that our sales leaders and customers have come to expect of Nu Skin.

EMPOWERING A NEW GENERATION OF SALES LEADERS WITH WORLD-CLASS DIGITAL TOOLS
Over the next 18 months, we plan to invest approximately $30 million in digital technologies and tools globally that will maximize our sales force's ability to sell Nu Skin® products and build productive sales teams. Our current and future sales leaders must be quick, agile and global. Our efforts are aimed at making this a reality for them in the digital world. As you can imagine, our sales leaders are quite excited about this as we believe they will have the tools to more effectively manage their business through digital technologies, particularly their mobile devices.

In 2016, you will also begin to see our new global brand focus on the core of who we are, embodied in the phrase, "Discover the Best You™." As we remain centered on this core, we foster a culture that empowers personal success and expands people's ability to positively impact the lives of others, multiplying the good we can do and the success we can achieve as we work to discover the best Nu Skin.

The world continues to need, more than ever, the products that Nu Skin offers—world-class beauty and wellness products as well as a business platform that enables entrepreneurs to build and sustain a viable business.

With your continued support of our efforts, we are convinced that the best days for Nu Skin lie ahead.

Thank you,

STEVEN J. LUND	M. TRUMAN HUNT
Chairman of the Board	President and Chief Executive Officer

FORWARD-LOOKING STATEMENTS This annual report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, growth, initiatives, strategies, new product development and launches, opportunities and risks; statements of management's expectations and beliefs regarding China and other markets; statements of projections regarding future revenues, foreign currency ﬂuctuations, operating results and other ﬁnancial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "potential," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. We caution and advise readers that these statements are based on certain assumptions that may not be realized and involve risks and uncertainties that could cause actual results to differ materially from the expectations and beliefs contained herein. For a summary of certain risks related to our business, see the company's Annual Report on Form 10-K, ﬁled on February 18, 2016, and other documents ﬁled by the company with the Securities and Exchange Commission.